PULTEGROUP APPOINTS BILL PULTE, GRANDSON OF COMPANY’S FOUNDER, TO ITS BOARD OF DIRECTORS

ATLANTA, September 08, 2016 - PulteGroup, Inc. (NYSE:PHM), one of America’s largest homebuilding companies, said today that William J. (Bill) Pulte has been appointed to its Board of Directors. Mr. Pulte is the grandson of the Company’s founder, William J. Pulte.

PulteGroup also reported that it has entered into an agreement with Company founder
William J. Pulte and certain related parties. The agreement provides, among other things, that the signatories will vote in favor of any Board nominees and against any nominees not nominated by the Board, so long as Bill Pulte serves on the Company’s Board of Directors. The signatories to the agreement own an aggregate of 30.7 million, or approximately 9.0%, of the currently outstanding shares of the Company.

“We are pleased to have a member of PulteGroup’s founding family join our Board to contribute to the ongoing success of the Company,” said James J. Postl, Lead Independent Director of PulteGroup’s Board of Directors. “Bill has a broad background in the industry and is committed to working constructively with the Board and management for the benefit of all PulteGroup shareholders, as the Company continues to implement its Value Creation strategy.”

Mr. Pulte said, “I am pleased with the constructive discussions that I have had with the PulteGroup Board and management team. My grandfather and I fully support the Company’s Value Creation strategy, and we are pleased with the Company’s ongoing actions to enhance shareholder value. We also welcome today’s announcement that the Board has named Ryan Marshall as the Company’s new CEO. I look forward to working with him and the other Board members as the Company continues to build long-term shareholder value.”

Since 2011, Mr. Pulte has served as CEO of Pulte Capital Partners LLC, an investment firm with no affiliation with PulteGroup that is focused on investing in housing supply, building products, and related service companies. Mr. Pulte also currently serves as CEO and Chairman of Carstin Brands LLC, a leading residential countertop manufacturer, and as a director of Olon Group Inc., a leading manufacturer for the cabinet industry. Prior to its sale in May 2016, Mr. Pulte built Southern Air & Heat LLC into one of the leading residential heating and air conditioning platforms in the United States. Mr. Pulte is a graduate of Northwestern University.

Debra Kelly-Ennis to Retire from PulteGroup Board

PulteGroup also announced that, after two decades of service, Debra Kelly-Ennis will resign from the Board effective immediately. “We have benefitted from Debra’s insights and counsel for 20 years,” said Mr. Postl. “On behalf of the entire Board of Directors, I thank Debra for the numerous contributions she has provided during her time with the Company.”

Forward-Looking Statements
This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "may," "can," "could," "might," "will" and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the rate of growth in land spend; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to: www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

Investor Contact:
Jim Zeumer
404-978-6434

jim.zeumer@pultegroup.com

Media Contact:
Ruth Pachman 212-521-4891
ruth.pachman@kekst.com

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